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FOURTH SUPPLEMENTAL INDENTURE among Drummond Financial Corporation, formerly called CVD Financial Corporation, a corporation incorporated pursuant to the laws of the State of Delaware (the "Corporation"), The Bank of Nova Scotia Trust Company of New York (the "Trustee"), a trust company organized pursuant to the laws of the State of New York, and Drummond Financial (B.C.) Ltd., a company incorporated pursuant to the laws of the Province of British Columbia, Canada (the "Subsidiary") dated for reference February 4, 1998 (the "Fourth Supplemental Indenture") to the CVD Financial 1993 Master Indenture made between the Corporation and Harris Trust Company of New York, dated August 26, 1993, as amended by a First Supplemental Indenture dated November 30, 1993, a Second Supplemental Indenture dated October 23, 1996, and a Third Supplemental Indenture dated May 15, 1997 (collectively, the "Indenture").

WHEREAS:

A. The Corporation entered into the Indenture to provide for the issuance of the Corporation's unsecured subordinated variable rate bonds (the "Securities") to be issued in one or more series as provided in the Indenture;

B. The Corporation wishes to transfer (the "Transfer") certain of its properties and assets to the Subsidiary, a wholly-owned subsidiary of the Corporation, such Transfer not constituting a transfer of the Corporation's properties and assets substantially as an entirety as set out in section 801 of the Indenture;

C. In order to protect the interests of the Holders of the Securities, the Corporation has agreed to cause the Subsidiary to become a primary obligor under the Indenture, jointly and severally with the Corporation; and

D. Section 901 of the Indenture provides that the Corporation and the Trustee, without the consent of any of the holders of the Securities, may enter into one or more indentures supplemental to the Indenture to add to, change or eliminate any of the provisions of the Indenture, provided that any such addition, change or elimination shall not adversely affect the interests of the Holder of any Outstanding Security in any material respect;

NOW THEREFORE THIS INDENTURE WITNESSES THAT the parties agree as follows:

                                   SECTION 1
                    DECLARATION AND INTERPRETIVE PROVISIONS

1.1 This Fourth Supplemental Indenture is declared to be supplemental to the Indenture and is to form part of and shall have the same effect as though incorporated in the Indenture. The Indenture is a part of this Fourth Supplemental Indenture and is, by this reference, included herein with the same effect as though at length set forth herein. In this Fourth Supplemental Indenture, unless there is something in the subject or context inconsistent therewith, the expressions herein used shall have the same meaning as corresponding expressions used in the Indenture and all the provisions of the Indenture, except only so far as may be inconsistent with the express provisions of this Fourth Supplemental Indenture, shall apply to and have effect in connection with this Fourth Supplemental Indenture.

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                                   SECTION 2
                                EFFECTIVE DATE

2.1 This Fourth Supplemental Indenture will be effective from and after February 4, 1998 (the "Effective Date"), irrespective of the actual dates of the execution hereof.

                                   SECTION 3
                                   ENUREMENT

3.1 This Fourth Supplemental Indenture will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

                                   SECTION 4
                        REPRESENTATIONS AND WARRANTIES

4.1 As of the Effective Date, the Subsidiary represents and warrants that it has no indebtedness or any other mortgage, pledge, lien, security interest or other encumbrance outstanding, other than unsecured indebtedness owing to the Corporation.

                                   SECTION 5
                                   AMENDMENT

5.1 The Indenture and the Securities are hereby amended so that the references to the "Company" in the Indenture and the Securities refer to either both the Corporation and the Subsidiary or either the Corporation or the Subsidiary, as appropriate in the context, such that the Subsidiary is added as a primary obligor under the Indenture and the interests of the Holder of any Security shall not be adversely affected in any material respect by the Transfer.

5.2 For greater certainty, the Subsidiary covenants and agrees for the benefit of the Securities that it will duly and punctually pay the principal of and interest on the Securities in accordance with the terms of the Securities and the Indenture, and that it will severally and jointly with the Corporation perform or observe every covenant of the Indenture to be performed or observed by the Corporation. The parties hereto agree that the Subsidiary may exercise every right and power of the Corporation under the Indenture with the same effect as if the Subsidiary had been named as the Corporation therein.

                                   SECTION 6
                                 COUNTERPARTS

6.1 This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts constitute but one and the same instrument.

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                                   SECTION 7
                                 MISCELLANEOUS

7.1 The Indenture and the Securities as amended or modified by this Fourth Supplemental Indenture, in all respects, are ratified and confirmed and the Indenture as so amended shall be read, taken and construed as one and the same instrument. This Fourth Supplemental Indenture shall become effective upon execution and delivery hereof by all parties hereto.

7.2 The Trustee accepts the modification of the Indenture effected by this Fourth Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the accuracy of the recitals contained herein, which recitals shall be taken as the statements of the Corporation.

7.3 This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed effective as of the date set out herein.

DRUMMOND FINANCIAL CORPORATION
(FORMERLY CVD FINANCIAL CORPORATION)

By:      /s/ Michael J. Smith
        -------------------------

Name:    Michael J. Smith
        -------------------------

Title:   President
        -------------------------

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, AS TRUSTEE

By:      /s/ George E. Timmes
        -------------------------

Name:    George E. Timmes
        -------------------------

Title:   Vice President
        -------------------------

DRUMMOND FINANCIAL (B.C.) LTD.

By:      /s/ Michael J. Smith
        -------------------------

Name:    Michael J. Smith
        -------------------------

Title:   Secretary and Chief Financial Officer
        -------------------------